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                                                                     EXHIBIT 5.1


                                February 5, 2004


Woodward Governor Company
5001 North Second Street
Rockford, Illinois  61111


     Re:                Woodward Governor Company
                        Form S-8 Registration Statement


Gentlemen:

     We have acted as counsel for Woodward Governor Company (the "COMPANY"), in connection with the registration statement on Form S-8 (the "REGISTRATION STATEMENT") of the Company which is being filed with the Securities and Exchange Commission today for the purpose of registering under the Securities Act of 1933, as amended, up to 150,000 shares of common stock, $.00875 par value, of the Company (the "COMMON STOCK") offered to certain employees of the Company pursuant to the Woodward Governor Company Executive Benefit Plan (the "PLAN").

     As such counsel, we have examined such corporate records and other documents and matters of law as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

     Based on the foregoing, we are of the opinion that:

     1. When authorized but unissued shares of Common Stock issuable to participants in the Plan have been issued, sold and delivered pursuant to and as provided by the Plan, such shares of Common Stock will be legally issued, fully paid and non-assessable.

     2. The shares of Common Stock issued as of the date hereof which will be delivered to participants in the Plan have been duly authorized and are legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

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                                            Respectfully submitted,


                                            CHAPMAN AND CUTLER LLP